UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐           Soliciting Material Under Rule 14a-12

ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
THOMAS W. STRAUSS
JEFFREY M. SOLOMON
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

February 25, 2009

Dear Fellow Shareholder:

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”) and the other participants in this solicitation (collectively, the “Ramius Group”) are the beneficial owners of an aggregate of 948,980 shares of common stock of Orthofix International N.V.  (the “Company”), representing approximately 5.5% of the outstanding shares of common stock of the Company.  For the reasons set forth in the attached Proxy Statement, the Ramius Group does not believe that the Board of Directors of the Company is acting in the best interests of its shareholders. On January 28, 2009, we therefore submitted a written request pursuant to Article 129 of the Netherlands Antilles Civil Code for the Company to convene a special general meeting of shareholders (the “Special Meeting”) for the purpose of electing four (4) new, highly qualified, candidates proposed by the Ramius Group, J. Michael Egan, Peter A. Feld, Steven J. Lee and Charles T. Orsatti to replace four (4) members of the current Board of Directors of the Company (the “Board”), James F. Gero, Peter J. Hewett, Thomas J. Kester  and Walter P. Von Wartburg.  On February 10, 2009, the Company announced that, in response to our written request, it was calling the Special Meeting to be held on Tuesday, April 7, 2009.  After the place of the Special Meeting is determined, we will supplement the attached Proxy Statement accordingly.

The Ramius Group urges you to carefully consider the information contained in the attached Proxy Statement and then support its efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the shareholders on or about February 25, 2009.

If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated, which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support.

Jeffrey C. Smith
Ramius Value and Opportunity Master Fund Ltd

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Value and Opportunity Master Fund’s proxy materials, please call
Innisfree M&A Incorporated at the phone numbers listed below.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll-Free at: (888) 750-5884
Banks and Brokers Call Collect at: (212) 750-5833

SPECIAL GENERAL MEETING OF SHAREHOLDERS
OF
ORTHOFIX INTERNATIONAL N.V.

_________________________

PROXY STATEMENT
OF
RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”), Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company (“Enterprise Master Fund”), Ramius Advisors, LLC, a Delaware limited liability company (“Ramius Advisors”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard Advisors”), Ramius LLC, a Delaware limited liability company (“Ramius”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), J. Michael Egan (“Mr. Egan”), Peter A. Feld (“Mr. Feld”), Steven J. Lee (“Mr. Lee”) and Charles T. Orsatti (“Mr. Orsatti”) (collectively, the “Ramius Group”) are significant shareholders of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (“Orthofix” or the “Company”).  Each member of the Ramius Group is a participant in this solicitation.  The Ramius Group does not believe that the Board of Directors of the Company (the “Board”) has acted in the best interests of its shareholders.  The Ramius Group is therefore seeking your support at the special general meeting of shareholders (the “Special Meeting”), called by the Company at the request of the Ramius Group, scheduled to be held on April 7, 2009 at a place to be determined, for the following:

1.	To remove four (4) members of the current Board of Directors of the Company (the “Board”), James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg, without cause;

2.	To remove, without cause, any directors appointed by the Board without shareholder approval between December 10, 2008 through and including the date of the Special Meeting; and

3.	To elect the Ramius Group’s slate of director nominees, J. Michael Egan, Peter A. Feld, Steven J. Lee and Charles T. Orsatti (collectively, the “Ramius Nominees”), to the Board.

NEITHER PROPOSAL NO. 1 NOR PROPOSAL NO. 2 IS SUBJECT TO, OR IS CONDITIONED UPON, THE EFFECTIVENESS OF THE OTHER PROPOSALS. PROPOSAL NO. 3 IS CONDITIONED IN PART UPON THE EFFECTIVENESS OF PROPOSAL NO. 1.  IF NONE OF THE THEN EXISTING MEMBERS OF (OR APPOINTEES TO) THE BOARD ARE REMOVED IN PROPOSAL NO. 1 OR NO. 2, AND THERE ARE NO VACANCIES TO FILL, NONE OF THE NOMINEES CAN BE ELECTED PURSUANT TO PROPOSAL NO. 3.  SHAREHOLDERS MAY VOTE TO REMOVE FEWER THAN FOUR (4) DIRECTORS IN PROPOSAL NO. 1.  IF FEWER THAN FOUR (4) MEMBERS OF THE BOARD ARE REMOVED IN PROPOSAL NO. 1, SHAREHOLDERS WILL HAVE THE OPPORTUNITY TO ELECT A CORRESPONDING NUMBER OF NOMINEES IN PROPOSAL NO. 3.

As of February 25, 2009, the approximate date on which this Proxy Statement is being mailed to shareholders, the members of the Ramius Group were the beneficial owners of an aggregate of 948,980 shares of Common Stock, $0.10 par value (the “Shares”), which represent approximately 5.5% of the issued and outstanding Shares, all of which are entitled to be voted at the Special Meeting.

Orthofix has set the record date for determining shareholders entitled to notice of and to vote at the Special Meeting as February 25, 2009 (the “Record Date”).  The mailing address of the principal executive offices of Orthofix is 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting.  The Company has not yet disclosed how many Shares are outstanding and entitled to vote at the Special Meeting as of the Record Date.  The participants in this solicitation intend to vote all of their Shares FOR the proposals described herein.

THE RAMIUS GROUP URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE REMOVAL AND REPLACEMENT OF FOUR CURRENT MEMBERS OF THE BOARD, JAMES F. GERO, PETER J. HEWETT, THOMAS J. KESTER AND WALTER P. VON WARTBURG, WITH THE RAMIUS NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY ORTHOFIX MANAGEMENT TO ORTHOFIX, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE REMOVAL AND REPLACEMENT OF FOUR MEMBERS OF THE BOARD BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO THE RAMIUS GROUP, C/O INNISFREE M&A INCORPORATED, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF ORTHOFIX, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

IMPORTANT

Your vote is important, no matter how few Shares you own.  The Ramius Group urges you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of the Ramius Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Ramius Group, c/o Innisfree M&A Incorporated in the enclosed envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions regarding your proxy,
or need assistance in voting your Shares, please call:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Shareholders Call Toll-Free at: (877) 800-5884
Banks and Brokers Call Collect at: (212) 750-5833

REASONS FOR THE SOLICITATION

The Ramius Group believes that the Shares are currently trading at a significant discount to intrinsic value.  As significant shareholders of Orthofix, we have a vested financial interest in the maximization of the value of all Shares.  Our interests are aligned with the interests of all shareholders.  While general weakness in the stock market and increasing competitive pressures within the industry have impacted the Company, we believe the primary reason for the Company’s poor performance is the ill-conceived and poorly executed acquisition of Blackstone Medical (“Blackstone”) and its significant negative impact on the Company’s financial condition and operational results.  This poor performance is further exacerbated by the Company’s bloated corporate overhead.  Additionally, given the Board’s history of weak oversight and poor judgment, we have serious concerns about the ability and willingness of the current Board to make the necessary structural and operational changes that we believe are required to maximize value for all shareholders.

Orthofix faces substantial operational and financial challenges primarily resulting from the acquisition of Blackstone in August 2006 for $333 million.  Despite heavy investments of capital and resources into Blackstone, operating performance has declined precipitously to a level where Blackstone has generated material operating losses and negative free cash flow.  As described in more detail below, in our opinion, the acquisition of Blackstone was a failure from the outset.  We believe management and the Board failed to properly address critical risk factors during due diligence, failed to implement and execute a profitable operating plan, and, in light of the recent restructuring announcement, have once again failed to take sufficient action.  The acquisition has also saddled Orthofix with a heavy debt load, which has now put the Company in a precarious position.  The recently announced, costly amendment to the term loan only provides some covenant leniency for the short-term. The Company’s debt covenants tighten in late 2009 requiring significant improvement in EBITDA or substantial reductions in total debt.  To address these issues, the Ramius Nominees, if elected, will work with the remaining members of the current Board to evaluate all available options for Blackstone with a goal of preserving value and stemming further operating losses, as well as exploring opportunities to significantly reduce corporate overhead expenses.  Although it is currently our strong belief that a sale of Blackstone would create substantial value for Orthofix shareholders, the Ramius Nominees have no present plans to pursue specific strategies at this time and will approach the situation, if elected, with an open mind and will consider and evaluate all options available to the Company, including the sale of Blackstone, with a common goal of maximizing shareholder value.  These options could include possible divestitures, further restructurings, corporate cost reductions, or other strategic alternatives.

BACKGROUND TO THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

❖
On September 16, 2008, certain members of the Ramius Group participated on a conference call with Daniel Yarbourough, Vice President of Investor Relations.  The purpose of the call was to gain a better understanding of the Company’s business.

❖	On September 25, 2008, certain members of the Ramius Group attended a presentation at the UBS Conference where Mr. Yarbourough made a presentation to the conference attendees regarding the Company.

❖
On October 29, 2008, certain members of the Ramius Group traveled to the corporate headquarters of the Company in Boston to meet with Alan Milinazzo, President and Chief Executive Officer, and Mr. Yarbourough.  The purpose of the meeting was to gain a better understanding of the business of the Company and to discuss certain alternatives that the Ramius Group felt could improve shareholder value.

❖
On November 24, 2008, certain members of the Ramius Group participated on a conference call with Robert Vaters, Executive Vice President and Chief Financial Officer, and Mr. Yarbourough.  The purpose of the call was to introduce the Ramius Group to the Company's newly-appointed Chief Financial Officer and to discuss specific financial and strategic items regarding the Company.

❖
On November 26, 2008, certain members of the Ramius Group participated on a second conference call with Mr. Vaters and Mr. Yarbourough.  The purpose of the call was to continue the discussion from the November 24, 2008 conference call and to provide feedback regarding initiatives the Ramius Group believes would improve shareholder value.

❖
On December 2, 2008, the Ramius Group issued an open letter to shareholders of the Company outlining its views regarding the Company and specific actions it felt should be taken by the Company in order to improve shareholder value.  The letter also outlined the Ramius Group’s intention to proceed with a consent solicitation in order to call a general special meeting of shareholders for the purpose of making substantial changes to the composition of the Board.

❖	On December 2, 2008, certain members of the Ramius Group spoke with Mr. Vaters regarding the aforementioned letter.

❖
On December 3, 2008, certain members of the Ramius Group spoke with Mr. Vaters.  Mr. Vaters contacted the Ramius Group to inform the Ramius Group that due to the receipt of the aforementioned letter, the Company had cancelled a pre-arranged conference call between the Ramius Group and Michael Finegan, an employee of the Company.

❖	On December 3, 2008, certain members of the Ramius Group spoke with Mr. Milinazzo regarding the aforementioned letter.

❖	On December 4, 2008, the Company filed a press release acknowledging the receipt of the aforementioned letter.

❖
On December 19, 2008, certain members of the Ramius Group met with Mr. Milinazzo and Mr. Vaters at the Ramius offices in New York City.  As a result of the meeting, the parties agreed to schedule an in-person meeting between certain members of the Ramius Group and James Gero, Chairman of the Board, and Bradley Mason, President of North America.  This meeting was subsequently scheduled for January 21, 2009.

❖	On January 12, 2009, the Ramius Group sent a letter and mailed a Consent Solicitation Statement, dated January 7, 2009, regarding the Special Meeting to shareholders.

❖
On January 20, 2009, the Ramius Group issued a press release announcing that RiskMetrics Group, formerly known as ISS, recommended that shareholders of Orthofix vote for the Ramius Group’s proposal to call the Special Meeting for the purpose of making substantial changes to the composition of Orthofix's Board of Directors.

❖	On January 21, 2009, certain members of the Ramius Group met with Mr. Milinazzo, Mr. Vaters, Mr. Gero, and Mr. Mason at the Orthofix offices in Wayne, New Jersey.

❖
On January 23, 2009, the Ramius Group filed a supplement to the Solicitation Statement dated January 7, 2009 in order to seek to remove, without cause, Thomas J. Kester in place of Alan W. Milinazzo in the event the Special Meeting is called and held.

❖	On January 23, 2009, certain members of the Ramius Group met with Mr. Milinazzo and Mr. Vaters at the Ramius offices in New York City.

❖
On January 28, 2009, pursuant to Article 129 of the Netherlands Antilles Civil Code (the “Antilles Code”) the Ramius Group submitted a written request to the Company requesting that the Company convene the Special Meeting.  The written request to convene the Special Meeting was authorized by shareholders representing approximately 55% of shares outstanding, far in excess of the 10% threshold required by the Antilles Code.

PROPOSAL NOS. 1 & 2

REMOVAL OF CERTAIN EXISTING DIRECTORS

Pursuant to each of Article 136 of the Antilles Code and Article 8 of the Company’s Articles of Association (the “Articles”), the shareholders may remove any director with or without cause at a general meeting of shareholders and fill the vacancy in the Board thus created.  We are seeking to remove four members of the Board, James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg, without cause, and any directors appointed by the Board without shareholder approval between December 10, 2008 and up through and including the date of the Special Meeting.

In “Proposal No. 1”, the Ramius Group is asking the Company’s shareholders to vote for the removal, without cause, of four of the Company’s current directors, effective immediately.

In “Proposal No. 2”, the Ramius Group is asking the Company’s shareholders to vote for the removal, without cause, of any directors appointed by the Board without shareholder approval between December 10, 2008 and up through and including the date of the Special Meeting

Reasons for Removing Existing Directors

The Ramius Group does not believe the current Board has acted in the best interests of shareholders.  Orthofix shares have materially underperformed in recent years driven primarily by the failed acquisition of Blackstone, weak management execution, a bloated corporate overhead and a highly-levered balance sheet.  We believe there is a terrific opportunity at Orthofix to substantially increase shareholder value and to protect the long-term interests of shareholders.  In order for this value to be realized, we believe the Company must explore alternative options for Blackstone to preserve value and stem operating losses and significantly reduce corporate overhead expenses.  To date management and the current Board have been unwilling to take these actions or, in our opinion, any other actions that have led to a material improvement in financial performance.  Accordingly, we feel it is appropriate for shareholders to take action to make substantial changes to the composition of the Board.  For this reason, we are asking for shareholder support at the Special Meeting to remove certain members of the Board now and to replace them with the Ramius Nominees.

We believe it is critical for shareholders to take action at the Special Meeting as opposed to the regularly scheduled annual meeting which may not be held for several months.  Orthofix faces substantial risks due to bank debt covenants that begin to tighten in the third quarter of 2009.  If no action is taken, it is possible that Orthofix may breach a covenant which could cause further damage to the Company.  Additionally, the announced restructuring initiatives at Blackstone call for further integration of that business into the core businesses of Orthofix which could potentially damage the core businesses or make it more difficult to separate in order to sell Blackstone.  Therefore, we believe it is prudent for shareholders to take action at this Special Meeting to make substantial changes to the composition of the Board.

We believe the Company’s acquisition of Blackstone was ill-conceived and poorly executed.

At the time of the acquisition, Blackstone was operating at a revenue run rate of $88 million per year and an operating income run rate of $7.6 million per year.  Management projected that the Blackstone acquisition, together with the slower-growing spine stimulation business, would generate revenue growth in excess of 25% per year and would continue to improve in profitability.  In stark contrast to these projections, the reality has been that Blackstone’s last quarter revenue declined 15.3% year-over-year and the last quarter operating loss, adjusted for the goodwill impairment and inventory charges, was $8.8 million.  Additionally, as of the last quarter’s results, Orthofix had written down the carrying value of its investment in Blackstone, originally $333 million, by 93% to $23.5 million.  In our opinion, it is apparent that the acquisition of Blackstone was a disastrous failure.

We believe that management and the Board failed to properly address critical risk factors during due diligence and, since the acquisition, have clearly failed to execute a profitable operating plan.  At the time of the acquisition, management originally asserted that the Blackstone acquisition would be accretive to earnings on a GAAP basis, beginning in 2008, and would be substantially accretive to GAAP earnings in subsequent years.  Given the substantial losses that Blackstone has generated since the acquisition, this clearly did not come to fruition.  As we outlined in our detailed letter to shareholders on December 3, 2008 (the “December 3 Letter”), in order for the acquisition of Blackstone to be accretive in 2008, revenue growth had to have been at least 60% per year, which is substantially higher than Blackstone’s historical growth rate of 40% prior to the acquisition.  We fail to see how prudent financial modeling would have yielded these lofty expectations for the acquisition of Blackstone.

We believe the integration of Blackstone into the Company has been plagued by missteps.

Despite heavy investments in working capital and capital expenditures, operating performance at Blackstone has deteriorated almost every quarter since the fourth quarter of 2007.  However, capital expenditures at Blackstone alone totaled more than $15 million for 2007, representing over 80% of total capital spending for the entire Orthofix business even though it represented less than 25% of total revenues.  In addition to a disproportionate need for capital, management’s attempts to integrate Blackstone into the Company have also been plagued with costly missteps.  Consider the following:

❖
In July 2007, Blackstone received a subpoena issued by the Department of Health and Human Services, Office of the Inspector General (“OIG”), under the authority of the federal healthcare anti-kickback and false claims statutes.  A year and a half later, this issue has yet to be resolved and remains a major overhang on the business.

❖
In the fourth quarter of 2007, the Lyons Brothers, who founded Blackstone and who agreed to remain with the Company after closing, left the Company.  This was followed by a slew of departures from Blackstone, including key internal personnel in research and development and sales and marketing, as well as several key outside distributors.  The Company then began a painful process of restructuring the Blackstone distribution network from one that was historically 100% third-party distributors to a hybrid model that included both indirect sales representatives and a team of direct sales representatives who were hired at an additional expense of over $5 million per year. Due to poor performance, these representatives have subsequently been fired or moved to other responsibilities within the Company.

❖
In May 2008, Blackstone took another hit when a key competitor, NuVasive Inc. (NUVA), announced the acquisition of the Osteocel business unit from Osiris Therapeutics Inc. (OSIR).  Blackstone is currently the exclusive distributor of Osteocel’s key product, Trinity, a biological spine implant using adult stem cells. The Trinity product has been credited with most of the growth in Blackstone’s biologics business historically.  However, the distribution agreement terminates in 2009 and Blackstone will no longer be able to distribute the Trinity product.  The Trinity product has been a key differentiator for Blackstone.  We believe this major setback could have been avoided had the Company identified this risk during its due diligence process and properly addressed the issue through an earn-out payment based on the successful renewal of the distribution agreement or a re-negotiation of a longer-term contract with Osiris prior to closing.

❖
In August 2008, the Company announced a collaboration agreement with the Musculoskeletal Transplant Foundation (“MTF”) to develop a stem cell-based allograft to compete head-to-head with Trinity.  As part of this arrangement, Orthofix agreed to pay $10 million to fund the ongoing product development. Although management has stated that they expect the MTF product to be available for commercial sales in mid-2009, industry experts are skeptical of the initial sales traction of the product given a lack of clinical data and physician support.  In our opinion, this will make it extremely difficult to generate any meaningful sales before 2010.

We believe the Board and management have failed to adequately address the issues facing the Company.

The Company has recently announced several restructuring initiatives for Blackstone, including the implementation of a new software platform and the consolidation of three facilities into one, yet to be constructed, facility in Texas.  These initiatives are expected to cost $4.2 million between 2008 and 2009 and yield savings of $2 million in 2010 and $5 million in 2011 and beyond.  These savings compare to the nearly $8.8 million of negative operating income last quarter which equates to negative $35.2 million on an annualized basis.  In our opinion, these restructuring initiatives are not nearly enough to halt the substantial operating losses at Blackstone and prevent the Company from breaching bank covenants that begin to tighten in the third quarter of 2009.

As we highlighted in the December 3 Letter, management again appears to be counting on significant growth to achieve breakeven results at Blackstone.  Including the full impact of the announced restructuring initiatives and the savings from firing the direct sales force, we estimate Blackstone would have to grow revenues by 35% from the last quarter run rate without increasing operating costs in order to just break even. Recall that initially management had envisioned a transaction that would be accretive to GAAP earnings after taking into account interest expense and amortization of purchased intangibles from the Blackstone acquisition, which together totaled approximately $34 million in 2007.  In order for Blackstone to achieve that milestone, revenue would have to grow 84% from the last quarter run rate. HOWEVER, BLACKSTONE’S SALES WERE DOWN 15.3% LAST QUARTER.

We believe swift action must be taken to stem the losses at Blackstone and reduce corporate overhead expenses.

Before engaging in a lengthy integration and restructuring process that could bring additional cost and substantial risk to Orthofix shareholders, we believe the Board should immediately engage a strategic advisor to explore alternative options for Blackstone, including a possible sale.  Additionally, we believe management and the Board must also take prompt action to further reduce corporate overhead expenses.  Since the Blackstone acquisition, corporate overhead has ballooned.  Corporate overhead was $10.2 million for the twelve-month period preceding the acquisition of Blackstone.  For the last twelve months, this number has increased to over $20 million, even when excluding certain one-time items.  We believe this bloated cost structure has been driven by, among other things, the highly distributed nature of the Company.  As it stands today, the executive offices are located in what is arguably some of the most expensive real estate in Boston, a city where the Company has no other business purpose.  A portion of the legal, finance, and accounting groups still remain in North Carolina, where the Company was originally headquartered.  The recently appointed President of Blackstone, who is also the President of the North America division, is located in San Diego, California, while some of the Company’s key manufacturing facilities are located in Texas.  This highly distributed infrastructure is neither efficient nor cost effective, and should be remedied immediately.

If the Board and management do not take immediate action, we believe the Company will be in jeopardy of violating its debt covenants.

We believe that given the state of the credit and equity markets, the Company cannot count on its ability to refinance its debt or raise additional capital on favorable terms.  The recently announced amendment to the term loan covenants provide Orthofix with leniency on the key Total Debt / EBITDA covenant, however, beginning in the third quarter of 2009, this covenant begins to tighten quickly, requiring significant debt reductions or dramatically improved EBITDA.  As we highlighted in the December 3 Letter, Orthofix must either achieve 2009 EBITDA of $91.7 million versus LTM EBITDA of $81.3 million or reduce debt by $33.6 million, or a combination of the two, in order to remain in compliance with the tightening covenants.  For 2010, Orthofix must either achieve EBITDA of $119.2 million or reduce debt by $94.6 million, or a combination of the two, in order to remain in compliance with the covenants.  These hurdles will be challenging to overcome, but with prompt action to explore a sale of Blackstone, we believe Orthofix can meet these requirements without raising additional capital.  In contrast, the currently proposed, Board-adopted, 17-month restructuring initiative at Blackstone that yields $5 million of total cost savings in 2011 does little to remedy this situation.

Taking these actions will ensure that Orthofix will remain in compliance with the stringent debt covenants. The proceeds from a sale of Blackstone will likely not be enough to pay down the term loan in its entirety.  However, because of the ongoing losses at Blackstone, we believe it is critical to explore a sale of the business, use the proceeds to repay a portion of the debt, reduce interest costs, and cut the losses.  We believe the ongoing cash flow from the legacy businesses would provide sufficient cash to further reduce debt and meet obligations.  Given the highly depressed value of Orthofix stock, it is unacceptable for management and the Board to consider highly dilutive equity or convertible issuances to accelerate debt reductions when other, non-dilutive options are available.  The Ramius Nominees have no present plans to pursue specific strategies at this time and will approach the situation, if elected, with an open mind and will consider and evaluate all such options available to the Company, including the sale of Blackstone, with a common goal of maximizing shareholder value.

THE RAMIUS GROUP URGES YOU TO VOTE FOR ITS PROPOSAL TO REMOVE, WITHOUT CAUSE, FOUR (4) MEMBERS OF THE CURRENT BOARD, JAMES F. GERO, PETER J. HEWETT, THOMAS J. KESTER, AND WALTER P. VON WARTBURG.

PROPOSAL NO. 3

ELECTION OF THE RAMIUS NOMINEES

Upon the approval of Proposal No. 1 and, if applicable, Proposal No. 2, there will exist at least four (4) vacancies on the Board, which (assuming a quorum is present at the meeting) may be filled by the affirmative vote of a majority of the Shares represented and voting at the meeting.  For the reasons stated above, the Ramius Group is seeking your support at the Special Meeting to elect the Ramius Nominees set forth below to replace four (4) members of the Company’s current Board.  The Ramius Group has nominated four (4) nominees who, if elected, will constitute a minority of the Board and will hold office until the Company’s next annual meeting of shareholders and until their successors have been elected and qualified.

We believe the Ramius Nominees, who have no current affiliation with the Board and management, will increase the quality of oversight by the Board and will effectively exercise their fiduciary duties to shareholders.  If elected, the Ramius Nominees will, subject to their fiduciary duties, explore alternative options for Blackstone and reduce operating inefficiencies and unnecessary corporate overhead in order to maximize shareholder value.  There can be no assurance that the foregoing actions will be implemented if the Ramius Nominees are elected or that the election of the Ramius Nominees will maximize or otherwise enhance shareholder value.  Your vote to elect the Ramius Nominees will have the legal effect of filling the vacancies created by the removal of four (4) incumbent directors, James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg, with the Ramius Nominees.  In the event fewer than four (4) members of the current Board are removed by shareholders in Proposal No. 1 and/or Proposal No. 2, if applicable, such that there are less than four (4) vacancies resulting on the Board, then the Ramius Nominees shall be elected in order based upon the highest number of votes received from shareholders.  If two (2) or more of the Ramius Nominees receive the exact same number of votes from shareholders, then the Ramius Nominees who receive the exact same number of votes shall be elected in the following order: Mr. Orsatti, Mr. Egan, Mr. Lee, Mr. Feld.

THE RAMIUS NOMINEES

Set forth below are the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Ramius Nominees.  This information has been furnished to the Ramius Group by the Ramius Nominees.  The Ramius Nominees are independent of the Company in accordance with Securities and Exchange Commission and Nasdaq Stock Market rules on board independence and are citizens of the United States of America.

J. Michael Egan (Age 55) has served as the Chief Executive Officer of Steadman Hawkins Research Foundation, an orthopedic research organization, since November 2006.  From April 1996 through May 2004, Mr. Egan served as the President and CEO of Bluebird Development, LLC, a financial partnership with Kobayashi Pharmaceutical Company, an Osaka, Japan-based major distributor of medical devices in Asia.  Mr. Egan currently serves on the Board of Cardica, Inc., a designer, manufacturer and marketer of proprietary automated anastomotic systems used by surgeons to perform coronary artery bypass surgery, and served as its Chairman from August 2000 until January 2007.  Mr. Egan also serves as the Chairman of the Board of Directors at iBalance Medical, a privately held medical device company, and is a director of several other privately held companies.  The principal business address of Mr. Egan is c/o Steadman Hawkins Research Foundation, 181 West Meadow Drive, Suite 1000, Vail, Colorado 81657.  Mr. Egan does not directly own any securities of Orthofix nor has he made any purchases or sales of any securities of Orthofix during the past two years.  Mr. Egan, as a member of the Ramius Group, is deemed to be the beneficial owner of the Shares owned by the members of the Ramius Group.  For information regarding purchases and sales during the past two years by the members of the Ramius Group of securities of Orthofix that are deemed to be beneficially owned by Mr. Egan, see Schedule I.

Peter Feld (Age 29) is a Managing Director of Ramius, a position he has held since November 2008.  Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius from February 2007 to November 2008.  Mr. Feld joined Ramius as an Associate in February 2005.  From June 2001 to July 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Corporation, a bank and financial holding company.  Mr. Feld currently serves on the Board of Directors of CPI Corp. (NYSE: CPY), a leading portrait studio operator in North America. The principal business address of Mr. Feld is c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, New York 10022.  Mr. Feld does not directly own any securities of Orthofix nor has he made any purchases or sales of any securities of Orthofix during the past two years.  Mr. Feld, as a member of the Ramius Group, is deemed to be the beneficial owner of the Shares owned by the members of the Ramius Group.  For information regarding purchases and sales during the past two years by the members of the Ramius Group of securities of Orthofix that are deemed to be beneficially owned by Mr. Feld, see Schedule I.

Steven J. Lee (Age 61) has served as the President of SL Consultant Inc., a private investment firm and hedge fund specializing in growing companies in the medical and high technology fields, since 2002.  Mr. Lee was the Founder, President, Chief Executive Officer and Chairman of PolyMedica Corporation, a leading provider of diabetes care, from 1990 until August 2002, the time of his retirement from PolyMedica. Previously, Mr. Lee was President and a director of Shawmut National Ventures. Prior to that, from 1984 to 1986, Mr. Lee served as President and Chief Executive Officer and a director of RepliGen Corporation, a biotechnology company focused on the development of novel therapeutics for neurological disorders.  Mr. Lee currently serves on the Board of Directors of Kensey Nash Corporation (Nasdaq:KNSY), a medical device company known for innovative product development and unique technology in the fields of resorbable biomaterials used in a wide variety of medical procedures and endovascular devices and Montreal, Maine & Atlantic Railway, a railroad company with routes and operations in Maine, New Brunswick, Quebec and Vermont, and on the Advisory Board of Capital Resource Partners, an investment fund specializing in combined debt and equity structures that provide creative financing alternatives for middle-market firms.  The principal business address of Mr. Lee is P.O. Box 1077, Osprey, Florida, 34229.  Mr. Lee does not directly own any securities of Orthofix nor has he made any purchases or sales of any securities of Orthofix during the past two years.  Mr. Lee, as a member of the Ramius Group, is deemed to be the beneficial owner of the Shares owned by the members of the Ramius Group.  For information regarding purchases and sales during the past two years by the members of the Ramius Group of securities of Orthofix that are deemed to be beneficially owned by Mr. Lee, see Schedule I.

Charles T. Orsatti (Age 64) has served as the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments, since 1995.  From 1998 to 2004, he was the Managing Member of Orsatti and Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), a private equity firm.  From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners (CCP), a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to CCP since 1987.  Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities.  Mr. Orsatti currently serves on the Board of Directors of AngioDynamics, Inc. (Nasdaq: ANGO), a global provider of solutions for musculoskeletal and vascular health specializing in rehabilitation and regeneration products for the non-operative orthopedic, spine and vascular markets and SRI Surgical Express, Inc. (Nasdaq: STRC), a provider of operating room, supply chain and central sterilization management solutions to hospitals and surgery centers across the United States.  Mr. Orsatti previously served as the Chairman of dj Orthopedics, Inc., a global orthopedic sports medicine company specializing in the design, manufacture and marketing of surgical and non-surgical products and services that repair, regenerate and rehabilitate soft tissue and bone, help protect against injury and treat osteoarthritis of the knee, until shortly after its initial public offering in 2001 and remained a Director until November 2007 when dj Orthopedics was sold to affiliates of The Blackstone Group for $1.5 billion.  Mr. Orsatti was also the managing partner responsible for sourcing and executing the transaction that ultimately formed dj Orthopedics in 1999.  Mr. Orsatti has also held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc.  The principal business address of Mr. Orsatti is c/o Fairfield Capital Partners, Inc., 372 Larboard Way, Clearwater Beach, Florida 33767.  Mr. Orsatti does not directly own any securities of Orthofix nor has he made any purchases or sales of any securities of Orthofix during the past two years.  Mr. Orsatti, as a member of the Ramius Group, is deemed to be the beneficial owner of the Shares owned by the members of the Ramius Group.  For information regarding purchases and sales during the past two years by the members of the Ramius Group of securities of Orthofix that are deemed to be beneficially owned by Mr. Orsatti, see Schedule I.

RCG Starboard Advisors, an affiliate of Ramius, and certain of the Ramius Nominees, have entered into compensation letter agreements (the “Compensation Letter Agreements”) regarding compensation to be paid to such nominees for their agreement to be named and to serve as nominees and for their services as a director of Orthofix, if elected.  Pursuant to the terms of the Compensation Letter Agreements, RCG Starboard Advisors has agreed to pay Messrs. Egan, Lee and Orsatti (i) $10,000 in cash as a result of the submission by Value and Opportunity Master Fund of its nomination of the Ramius Nominees to Orthofix and (ii) $10,000 in cash upon the filing of a definitive proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies in favor of each of the Ramius Nominees’ election as a director at a special general meeting.  Pursuant to the Compensation Letter Agreements, each of Messrs. Egan, Lee and Orsatti has agreed to use such compensation to acquire securities of Orthofix (the “Nominee Shares”) at such time that they shall determine, but in any event no later than 14 days after receipt of such compensation.  If elected or appointed to serve as a director of the Board, each of Messrs. Egan, Lee and Orsatti agrees not to sell, transfer or otherwise dispose of any Nominee Shares within two years of their election or appointment as a director; provided, however, in the event that Orthofix enters into a business combination with a third party, they may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

Value and Opportunity Master Fund and certain of its affiliates have signed letter agreements pursuant to which they agree to indemnify certain of the Ramius Nominees against claims arising from the solicitation of proxies from Orthofix shareholders in connection with this solicitation or any solicitation in connection with a special general meeting and any related transactions.  Other than as stated herein, there are no arrangements or understandings between members of the Ramius Group and any of the Ramius Nominees or any other person or persons pursuant to which the nomination of the Ramius Nominees described herein is to be made.   Each of the Ramius Nominees has consented to be named in this Proxy Statement and to serve as a director of Orthofix if elected as such at the Special Meeting.  None of the Ramius Nominees are a party adverse to Orthofix or any of its subsidiaries or has a material interest adverse to Orthofix or any of its subsidiaries in any material pending legal proceedings.

The Ramius Group does not expect that the Ramius Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees, to the extent this is not prohibited under the Articles or applicable law.  In addition, Value and Opportunity Master Fund reserves the right to challenge any action by Orthofix that has, or if consummated would have, the effect of disqualifying the Ramius Nominees.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees, to the extent this is not prohibited under the Articles or applicable law.

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting.  Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Shareholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, the Ramius Group believes that the only outstanding class of securities of Orthofix entitled to vote at the Special Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted FOR the proposal to remove the existing directors serving on the Board and FOR the election of the Ramius Nominees to the Board and in the discretion of the persons named as proxies on all other matters as may properly come before the Special Meeting.

We are asking you to remove four (4) of the members of the Board, James F. Gero, Peter Hewett, Thomas J. Kester and Walter P. Von Wartburg, and replace them with the Ramius Nominees.  The participants in this solicitation intend to vote all of their Shares in favor of the removal of the four current members of the Board and the election of the Ramius Nominees in their place.

QUORUM; VOTES REQUIRED FOR APPROVAL; ABSTENTIONS AND BROKER NON-VOTES

The presence, in person or by proxy, of the holders of fifty percent (50%) of the Shares outstanding on the Record Date is required to constitute a quorum at the Special Meeting.

VOTE REQUIRED FOR PROPOSALS NOS. 1 AND 2. According to the Articles, approval of the proposal to remove, without cause, four (4) of the existing directors serving on the Board and approval of the proposal, if applicable, to remove, without cause, any directors appointed by the Board without shareholder approval between December 10, 2008 through and including the date of the Special Meeting, require the affirmative vote of a majority of the total votes cast (“Votes Cast”) by the shareholders represented and voting at the Special Meeting.

VOTE REQUIRED FOR PROPOSAL NO. 3. A plurality of the total Votes Cast is required for the election of the Nominees (assuming a quorum is present). A vote to “WITHHOLD” for any nominee for director will be counted for purposes of determining the votes present at the Special Meeting.

Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum.  Abstentions and broker non-votes will not have any effect on the outcome of voting.  A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

DISCRETIONARY VOTING

Shares held in “street name” and held of record by banks, brokers or nominees may not be voted by such banks, brokers or nominees unless the beneficial owners of such Shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

Shareholders of Orthofix may revoke their proxies at any time prior to exercise by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement or to Orthofix at 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles, or any other address provided by Orthofix.  Although a revocation is effective if delivered to Orthofix, the Ramius Group requests that either the original or photostatic copies of all revocations be mailed to the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement so that the Ramius Group will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date and the number of outstanding Shares represented thereby.  Additionally, Innisfree M&A Incorporated may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Ramius Nominees.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Ramius Group.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Value and Opportunity Master Fund has entered into an agreement with Innisfree M&A Incorporated for solicitation and advisory services in connection with this solicitation, for which Innisfree M&A Incorporated will receive a fee not to exceed $100,000.00, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Innisfree M&A Incorporated will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Value and Opportunity Master Fund has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Value and Opportunity Master Fund will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Innisfree M&A Incorporated will employ approximately 65 persons to solicit Orthofix shareholders for the Special Meeting.

The entire expense of soliciting proxies is being borne by the Ramius Group. Costs of this solicitation of proxies are currently estimated to be approximately $250,000.00.  The Ramius Group estimates that through the date hereof its expenses in connection with this solicitation are approximately $125,000.00.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on April 7, 2009

This Proxy Statement may be viewed online at www.ShareholdersForOrthofix.com, together with any additional soliciting materials relating to the Special Meeting issued by the Ramius Group.  Such materials, including this Proxy Statement, will be available to stockholders at www.shareholdersfororthofix.com through the conclusion of the Special Meeting.

ADDITIONAL PARTICIPANT INFORMATION

The Ramius Nominees and the other members of the Ramius Group are participants in this solicitation.  The principal business of Value and Opportunity Master Fund is serving as a private investment fund. Value and Opportunity Master Fund has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value.  The principal business of RCG Starboard Advisors is acting as investment manager of Value and Opportunity Master Fund.  The principal business of Enterprise Master Fund is serving as a private investment fund.  The principal business of Ramius Advisors is acting as the investment advisor of Enterprise Master Fund.  Ramius is engaged in money management and investment advisory services for third parties and proprietary accounts and serves as the sole member of RCG Starboard Advisors and Ramius Advisors. C4S serves as managing member of Ramius.  Messrs. Cohen, Strauss, Stark and Solomon serve as co-managing members of C4S.

The address of the principal office of each of RCG Starboard Advisors, Ramius Advisors, Ramius, C4S, and Messrs. Cohen, Stark, Strauss and Solomon is 599 Lexington Avenue, 20th Floor, New York, New York 10022.  The address of the principal office of Value and Opportunity Master Fund and Enterprise Master Fund is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies.

As of the date hereof, Value and Opportunity Master Fund beneficially owns 818,945 Shares and Enterprise Master Fund beneficially owns 130,035 Shares.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund) is deemed to be the beneficial owner of the 818,945 Shares owned by Value and Opportunity Master Fund.  As of the date hereof, Ramius Advisors (as the investment advisor of Enterprise Master Fund) is deemed to be the beneficial owner of the 130,035 Shares owned by Enterprise Master Fund.  As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the 818,945 Shares owned by Value and Opportunity Master Fund and the 130,035 Shares owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the Shares owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such Shares.

Each of the Ramius Nominees, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is deemed to be a beneficial owner of the 818,945 Shares owned by Value and Opportunity Master Fund and the 130,035 Shares owned by Enterprise Master Fund.  Each of the Ramius Nominees disclaims beneficial ownership of Shares that he does not directly own.

For information regarding purchases and sales of securities of Orthofix during the past two years by members of the Ramius Group, including the Ramius Nominees and certain affiliates of the Ramius Group that no longer own any Shares, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of Orthofix; (iii) no participant in this solicitation owns any securities of Orthofix which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Orthofix during the past two years; (v) no part of the purchase price or market value of the securities of Orthofix owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Orthofix, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of Orthofix; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Orthofix; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of Orthofix’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Orthofix or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by Orthofix or its affiliates, or with respect to any future transactions to which Orthofix or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Ramius Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the special general meeting.  There are no material proceedings to which the Ramius Nominees or any of their associates is a party adverse to Orthofix or any of its subsidiaries or has a material interest adverse to Orthofix or any of its subsidiaries.  With respect to the Ramius Nominees, none of the events enumerated in Item 401(f)(1)-(6) of Regulation S-K of the Exchange Act, occurred during the past five years.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Ramius Group is unaware of any other matters to be considered at the Special Meeting.  However, should other matters, which the Ramius Group is not aware of a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

If shareholders wish to submit a proposal to be included in the Company’s 2009 proxy statement pursuant to Rule 14a-8 under the Exchange Act, the Company must have received the written proposal on or before December 30, 2008.  Proposals and requests for information should be addressed to:  Raymond C. Kolls, Senior Vice President, General Counsel and Corporate Secretary, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles.

Pursuant to Rule 14a-4(c)(1) under the Exchange Act, proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2009 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by March 23, 2009 of its intent to present a proposal at the 2009 Annual General Meeting of Shareholders.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2009 Annual General Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by the Ramius Group that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

THE RAMIUS GROUP HAS OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE SPECIAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S CURRENT DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND OTHER IMPORTANT INFORMATION.  THE RAMIUS GROUP WAS NOT INVOLVED IN THE PREPARATION OF ORTHOFIX’S PROXY STATEMENT. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning Orthofix contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

THE RAMIUS GROUP

February 25, 2009

SCHEDULE I

PURCHASES AND SALES IN THE COMMON STOCK OF ORTHOFIX
DURING THE PAST TWO YEARS

Class of Security	Quantity Purchased / (Sold)	Price Per Share ($)	Date of Purchase / (Sale)

RAMIUS ENTERPRISE MASTER FUND LTD

Common Stock	224	23.7787	09/11/08
Common Stock	11,480	24.0416	09/12/08
Common Stock	9,296	24.4003	09/15/08
Common Stock	8,680	24.2817	09/16/08
Common Stock	12,320	23.6913	09/17/08
Common Stock	(16,100)	22.8820	09/19/08
Common Stock	(3,640)	23.7549	09/22/08
Common Stock	(1,260)	23.8309	09/23/08
Common Stock	(689)	23.2502	09/24/08
Common Stock	(7,280)	22.6924	09/24/08
Common Stock	(2,800)	22.0680	09/25/08
Common Stock	10,231	23.6913	10/01/08
Common Stock	(10,231)	23.6913	10/01/08
Common Stock	(1,535)	11.7029	10/10/08
Common Stock	7,000	12.0901	10/14/08
Common Stock	(494)	9.3261	10/23/08
Common Stock	(1,249)	9.3158	10/24/08
Common Stock	13,350	10.8410	11/25/08
Common Stock	8,400	11.1726	11/26/08
Common Stock	4,550	11.8975	11/28/08
Common Stock	12,550	10.9152	12/01/08
Common Stock	34,500	11.1611	12/02/08
Common Stock	5,000	13.7180	12/03/08
Common Stock	800	12.9906	12/05/08
Common Stock	(6,953)	23.6913	12/22/08
Common Stock	6,953	23.6913	12/22/08
Common Stock	(7,000)	12.0901	12/22/08
Common Stock	7,000	12.0901	12/22/08
Common Stock	(13,350)	10.8410	12/22/08
Common Stock	13,350	10.8410	12/22/08
Common Stock	(8,400)	11.1726	12/22/08
Common Stock	8,400	11.1726	12/22/08
Common Stock	(4,550)	11.8975	12/22/08
Common Stock	4,550	11.8975	12/22/08
Common Stock	(12,550)	10.9152	12/22/08
Common Stock	12,550	10.9152	12/22/08

Class of Security	Quantity Purchased / (Sold)	Price Per Share ($)	Date of Purchase / (Sale)

Common Stock	(34,500)	11.1611	12/22/08
Common Stock	34,500	11.1611	12/22/08
Common Stock	(5,000)	13.7180	12/22/08
Common Stock	5,000	13.7180	12/22/08
Common Stock	(800)	12.9906	12/22/08
Common Stock	800	12.9906	12/22/08
Common Stock	3,632	16.6340	01/05/09
Common Stock	5,100	17.4021	01/06/09
Common Stock	5,100	16.9512	01/07/09
Common Stock	9,000	17.2687	01/28/09
Common Stock	690	16.0310	02/10/09
Common Stock	8,760	16.4009	02/10/09
Common Stock	4,650	15.7398	02/11/09

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

Common Stock	1,280	23.7787	09/11/08
Common Stock	65,600	24.0416	09/12/08
Common Stock	53,120	24.4003	09/15/08
Common Stock	49,600	24.2817	09/16/08
Common Stock	70,400	23.6913	09/17/08
Common Stock	(92,000)	22.8820	09/19/08
Common Stock	(20,800)	23.7549	09/22/08
Common Stock	(1,280)	23.7787	09/22/08
Common Stock	1,280	23.7787	09/22/08
Common Stock	(65,600)	24.0416	09/22/08
Common Stock	65,600	24.0416	09/22/08
Common Stock	(53,120)	24.4003	09/22/08
Common Stock	53,120	24.4003	09/22/08
Common Stock	(49,600)	24.2817	09/22/08
Common Stock	49,600	24.2817	09/22/08
Common Stock	(70,400)	23.6913	09/22/08
Common Stock	70,400	23.6913	09/22/08
Common Stock	(7,200)	23.8309	09/23/08
Common Stock	(3,939)	23.2502	09/24/08
Common Stock	(41,600)	22.6924	09/24/08
Common Stock	(16,000)	22.0680	09/25/08
Common Stock	23,250	18.1208	09/30/08
Common Stock	(58,461)	23.6913	10/01/08
Common Stock	(23,250)	18.1208	10/01/08
Common Stock	372	18.9650	10/01/08
Common Stock	372	18.9650	10/01/08
Common Stock	58,461	23.6913	10/01/08
Common Stock	23,250	18.1208	10/01/08
Common Stock	372	18.9650	10/01/08
Common Stock	32,178	18.9947	10/02/08

Class of Security	Quantity Purchased / (Sold)	Price Per Share ($)	Date of Purchase / (Sale)

Common Stock	13,485	19.7102	10/03/08
Common Stock	(13,485)	19.7102	10/03/08
Common Stock	13,485	19.7102	10/03/08
Common Stock	64,356	17.3096	10/07/08
Common Stock	49,662	16.1414	10/08/08
Common Stock	25,482	15.3398	10/09/08
Common Stock	(40,087)	11.7029	10/10/08
Common Stock	34,038	11.7187	10/13/08
Common Stock	40,000	12.0901	10/14/08
Common Stock	40,176	11.2020	10/15/08
Common Stock	25,671*	11.0900	10/16/08
Common Stock	50,000	10.9894	10/16/08
Common Stock	37,000	10.8398	10/17/08
Common Stock	16,300	10.7321	10/20/08
Common Stock	19,840	10.7854	10/21/08
Common Stock	8,800	10.7903	10/21/08
Common Stock	20,300	10.5065	10/22/08
Common Stock	(16,506)	9.3261	10/23/08
Common Stock	5,400	10.2861	10/23/08
Common Stock	(41,751)	9.3158	10/24/08
Common Stock	24,000	12.4635	10/30/08
Common Stock	26,000	12.9455	10/31/08
Common Stock	17,200	12.1415	11/18/08
Common Stock	12,800	11.9916	11/19/08
Common Stock	19,300	11.2624	11/20/08
Common Stock	10,700	10.9904	11/20/08
Common Stock	8,200	10.1373	11/21/08
Common Stock	25,100	9.9985	11/21/08
Common Stock	33,300	10.8600	11/24/08
Common Stock	13,350	10.8410	11/25/08
Common Stock	8,400	11.1726	11/26/08
Common Stock	4,550	11.8975	11/28/08
Common Stock	12,550	10.9152	12/01/08
Common Stock	34,500	11.1611	12/02/08
Common Stock	5,000	13.7180	12/03/08
Common Stock	800	12.9906	12/05/08
Common Stock	19,068	16.6340	01/05/09
Common Stock	11,900	17.4021	01/06/09
Common Stock	11,900	16.9512	01/07/09
Common Stock	21,000	17.2687	01/28/09
Common Stock	1,610	16.0310	02/10/09
Common Stock	20,440	16.4009	02/10/09
Common Stock	10,850	15.7398	02/11/09

* Shares were acquired in a cross-trade with RCG PB, Ltd., an affiliate of Ramius Value and Opportunity Master Fund Ltd.

Class of Security	Quantity Purchased / (Sold)	Price Per Share ($)	Date of Purchase / (Sale)

RCG PB, LTD.

Common Stock	96	23.7787	09/11/08
Common Stock	4,920	24.0416	09/12/08
Common Stock	3,984	24.4003	09/15/08
Common Stock	3,720	24.2817	09/16/08
Common Stock	5,280	23.6913	09/17/08
Common Stock	(6,900)	22.8820	09/19/08
Common Stock	(96)	23.7787	09/19/08
Common Stock	96	23.7787	09/19/08
Common Stock	(4,920)	24.0416	09/19/08
Common Stock	4,920	24.0416	09/19/08
Common Stock	(3,984)	24.4003	09/19/08
Common Stock	3,984	24.4003	09/19/08
Common Stock	(3,720)	24.2817	09/19/08
Common Stock	3,720	24.2817	09/19/08
Common Stock	(5,280)	23.6913	09/19/08
Common Stock	5,280	23.6913	09/19/08
Common Stock	(1,560)	23.7549	09/22/08
Common Stock	(540)	23.8309	09/23/08
Common Stock	(295)	23.2502	09/24/08
Common Stock	(3,120)	22.6924	09/24/08
Common Stock	(1,200)	22.0680	09/25/08
Common Stock	1,750	18.1208	09/30/08
Common Stock	(4,385)	23.6913	10/01/08
Common Stock	(1,750)	18.1208	10/01/08
Common Stock	(28)	18.9650	10/01/08
Common Stock	28	18.9650	10/01/08
Common Stock	4,385	23.6913	10/01/08
Common Stock	1,750	18.1208	10/01/08
Common Stock	28	18.9650	10/01/08
Common Stock	2,422	18.9947	10/02/08
Common Stock	(1,015)	19.7102	10/03/08
Common Stock	1,015	19.7102	10/03/08
Common Stock	1,015	19.7102	10/03/08
Common Stock	4,844	17.3096	10/07/08
Common Stock	3,738	16.1414	10/08/08
Common Stock	1,918	15.3398	10/09/08
Common Stock	(3,015)	11.7029	10/10/08
Common Stock	2,562	11.7187	10/13/08
Common Stock	3,000	12.0901	10/14/08

Class of Security	Quantity Purchased / (Sold)	Price Per Share ($)	Date of Purchase / (Sale)

Common Stock	3,024	11.2020	10/15/08
Common Stock	(25,671)**	11.0900	10/16/08

RAMIUS ADVISORS, LLC None

RCG STARBOARD ADVISORS, LLC None

RAMIUS LLC None

C4S & CO., L.L.C. None

PETER A. COHEN None

MORGAN B. STARK None

JEFFREY M. SOLOMON None

THOMAS W. STRAUSS None

J. MICHAEL EGAN None

PETER A. FELD None

STEVEN J. LEE None

CHARLES T. ORSATTI None

** Shares were transferred through a cross-trade with Ramius Value and Opportunity Master Fund Ltd, an affiliate of RCG PB, Ltd.

SCHEDULE II

The following tables are derived, in part,  from the Company’s Preliminary Revised  Proxy Statement, as filed on Schedule 14A with the Securities and Exchange Commission on February 25, 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDERS

The following table identifies and sets forth certain information concerning the beneficial ownership of common stock, including stock options currently exercisable and exercisable within 60 days, as of the Record Date by: (1) each current director of the Company; (2) each of the Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (3) each other “participant” in the Company's proxy solicitation and (4) all current directors and executive officers of the Company as a group.  The percent of class figure is based on 17,102,540 shares of common stock outstanding as of December 31, 2008. All directors and executive officers as a group beneficially owned 1,253,518 shares of Common Stock as of the date hereof.  Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Bradley R. Mason	280,587	(1)	1.6%

James F. Gero	171,371	(2)	1.0%

Alan W. Milinazzo	177,692	(3)	1.0%

Thomas M. Hein	160,500	(4)	*

Robert S. Vaters	9,100	(5)	*

Jerry C. Benjamin	100,282	(6)	*

Peter J. Hewett	60,800	(7)	*

Dr. Walter P. von Wartburg	31,000	(8)	*

Thomas J. Kester	29,000	(9)	*

Kenneth R. Weisshaar	25,500	(10)	*

Dr. Guy J. Jordan	25,000	(11)	*

Michael M. Finegan	40,768	(12)	*

Charles W. Federico	6,225	(13)	*

Maria Sainz	–		*

Raymond C. Kolls J.D.	58,914	(14)	*

Michael Simpson	39,268	(15)	*

All directors and executive officers as a group (17 persons)	1,253,518		7.3%
*        Represents less than one percent.

(1)
Reflects 2,506 shares owned directly, 88,080 shares owned indirectly and 190,001 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(2)	Reflects 122,504 shares owned directly and 48,867 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(3)	Reflects 26,025 shares owned indirectly and 151,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(4)	Reflects 3,900 shares owned directly and 156,600 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December 31, 2008.

(5)	Reflects 9,100 shares owned directly.

(6)	Reflects 69,282 shares owned directly and 31,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(7)	Reflects 59,800 shares owned directly and 1,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(8)	Reflects 31,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(9)	Reflects 4,000 shares owned directly and 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(10)	Reflects 500 shares owned directly and 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(11)	Reflects 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(12)	Reflects 40,768 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(13)	Reflects 4,325 shares owned directly, 900 shares owned indirectly and 1,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(14)	Reflects 3,180 shares owned directly, 55,734 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(15)	Reflects 39,268 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

As of the Record Date, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR LLC 82 Devonshire Street Boston, MA 02109	1,630,747 (1)	9.5%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,385,075 (2)	8.1%
Snyder Capital Management, L.P. One Market Plaza Steuart Tower, Suit 1200 San Francisco, CA 94105	1,083,320 (3)	6.3%
Ramius LLC and Associates 599 Lexington Avenue, 20th Floor New York, NY 10022	933,480 (4)	5.5%
Robert Gaines Cooper c/o Venner Capital SA Osprey House P.O. Box 862 Old Street St Helier Jersey JE4 2ZZ UK	905,773 (5)	5.5%

(1)
Information obtained from Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 17, 2009. The Schedule 13G/A discloses that, of these shares, FMR has sole power to vote or direct the vote of 438,600 shares and sole power to dispose or to direct the disposition of 1,630,747 shares.

(2)
Information obtained from Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington Management”) on February 17, 2009. The Schedule 13G discloses that, of these shares, Wellington Management has shared power to vote or direct the vote of 1,047,162 shares and shared power to dispose or to direct the disposition of 1,367,372 shares.

(3)
Information obtained from Schedule 13G filed with the SEC by Snyder Capital Management, L.P. and Snyder Capital Management Inc. (collectively “Snyder Capital”) on February 13, 2009. The Schedule 13G discloses that, of these shares, Snyder Capital has shared power to vote or direct the vote of 963,720 shares and shared power to dispose or to direct the disposition of 1,083,320 shares.

(4)
Information obtained from Schedule 14A filed with the SEC by Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius LLC”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), J. Michael Egan (“Mr. Egan”), Peter A. Feld (“Mr. Feld”), Steven J. Lee (“Mr. Lee”) and Charles T. Orsatti (“Mr. Orsatti”) on February 12, 2009. The Schedule 14A discloses that Value and Opportunity Master Fund beneficially owns 808,095 shares of common stock and Enterprise Master Fund beneficially owns 125,385 shares.  The Schedule 14A also discloses that RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund) is deemed to be the beneficial owner of the 808,095 shares owned by Value and Opportunity Master Fund and that Ramius Advisors (as the investment advisor of Enterprise Master Fund) is deemed to be the beneficial owner of the 125,385 shares owned by Enterprise Master Fund.  The Schedule 14A discloses that Ramius LLC (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius LLC) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the 808,095 shares owned by Value and Opportunity Master Fund and the 125,385 shares owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the Shares owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of common stock.

(5)
Information obtained from Schedule 13G filed with the SEC by Robert Gaines Cooper on May 2, 2008.  The Schedule 13G discloses that Robert Gaines Cooper has shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, all of these shares.

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many Shares you own, please give the Ramius Group your proxy FOR the proposal to remove four (4) members of the current Board, James F. Gero, Peter Hewett, Thomas J. Kester and Walter P. Von Wartburg, and FOR the election of the Ramius Nominees by taking three steps:

●           SIGNING the enclosed GOLD proxy card,

●           DATING the enclosed GOLD proxy card, and

●   MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares.  The Ramius Group urges you to confirm in writing your instructions to the Ramius Group in care of Innisfree M&A Incorporated at the address provided below so that the Ramius Group will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree M&A Incorporated at the address set forth below.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Shareholders Call Toll-Free at: (888) 750-5884
Banks and Brokers Call Collect at: (212) 750-5833

ORTHOFIX INTERNATIONAL N.V.

SPECIAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE RAMIUS GROUP

THE BOARD OF DIRECTORS OF ORTHOFIX INTERNATIONAL N.V.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints Jeffrey C. Smith and Peter A. Feld, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Orthofix International N.V. (“Orthofix” or the “Company”) which the undersigned would be entitled to vote if personally present at the special general meeting of shareholders (the “Special Meeting”), called by the Company at the request of the Ramius Group and certain other shareholders of the Company, scheduled to be held on April 7, 2009, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Special Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Special Meeting that are unknown to the Ramius Group a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSAL ON THE REVERSE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

[X] Please mark vote as in this example

THE RAMIUS GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSALS 1, 2 AND 3 BELOW.

Proposal  No. 1 - The Ramius Group’s Proposal to remove, without cause, four (4) members of the current Board of Directors of the Company (the “Board”), James F. Gero, Peter J. Hewett, Thomas J. Kester and Walter P. Von Wartburg:

	FOR	AGAINST	ABSTAIN
James F. Gero	[ ]	[ ]	[ ]
Peter J. Hewett	[ ]	[ ]	[ ]
Thomas J. Kester	[ ]	[ ]	[ ]
Walter P. Von Wartburg	[ ]	[ ]	[ ]

Proposal  No. 2 - The Ramius Group’s Proposal to remove, without cause, any directors appointed by the Board without shareholder approval between December 10, 2008 and up through and including the date of the Special Meeting.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Proposal  No. 3 - To the extent that incumbent directors on the Company’s Board are removed and vacancies on the Board exist pursuant to Proposal No. 1 and/or Proposal No. 2, if applicable, to elect the following Ramius Group nominees to the Company’s Board to fill the resulting vacancies:

	FOR	WITHHOLD
J. Michael Egan	[ ]	[ ]
Peter A. Feld	[ ]	[ ]
Steven J. Lee	[ ]	[ ]
Charles T. Orsatti	[ ]	[ ]

NEITHER PROPOSAL NO. 1 NOR PROPOSAL NO. 2 IS SUBJECT TO, OR IS CONDITIONED UPON, THE EFFECTIVENESS OF THE OTHER PROPOSALS. PROPOSAL NO. 3 IS CONDITIONED IN PART UPON THE EFFECTIVENESS OF PROPOSALS NOS. 1 AND 2 (TO THE EXTENT APPLICABLE). IF NONE OF THE THEN EXISTING MEMBERS OF (OR APPOINTEES TO) THE BOARD ARE REMOVED IN PROPOSAL NO. 1 OR NO. 2, AND THERE ARE NO VACANCIES TO FILL, NONE OF THE NOMINEES CAN BE ELECTED PURSUANT TO PROPOSAL NO. 3.  SHAREHOLDERS MAY VOTE TO REMOVE FEWER THAN FOUR (4) DIRECTORS IN PROPOSAL NO. 1.

IF FEWER THAN FOUR (4) MEMBERS OF THE BOARD ARE REMOVED IN PROPOSAL NO. 1, SHAREHOLDERS WILL HAVE THE OPPORTUNITY TO ELECT A CORRESPONDING NUMBER OF NOMINEES IN PROPOSAL NO. 3. SUCH NOMINEES WILL BE ELECTED IN THE ORDER OF THE NUMBER OF VOTES RECEIVED.

DATED:  ____________________________

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.